Filed Pursuant to Rule 433

Registration No. 333-228364

$1.043+BN Santander Drive Auto Receivables Trust (SDART) 2019-1

Joint Leads: Wells Fargo (struc), BMO Capital Markets, JP Morgan

Co-Managers: BNP Paribas, RBC, Santander

CL	AMT($MM)	WAL*	FITCH/S&P	L.FIN	BENCH	SPRD	CPN%	YLD%	$PRICE
===================================================================================================================================
A-1	172.50	0.21	F1+/A-1+	2/18/20	IntL	+8	2.72404%	2.72404%	$100.00000
A-2-A	156.10	0.73	AAA/AAA	1/18/22	EDSF	+27	2.91%	2.937%	$ 99.99342
A-2-B	75.00	0.73	AAA/AAA	1/18/22	1ML	+27			$100.00000
A-3	133.57	1.44	AAA/AAA	12/15/22	EDSF	+36	3.00%	3.019%	$ 99.99978
B	121.35	2.01	AA/AA	9/15/23	IntS	+60	3.21%	3.239%	$ 99.98573
C	149.74	2.69	A/A-	4/15/25	IntS	+85	3.42%	3.454%	$ 99.97591
D	133.59	3.55	BBB/BBB-	4/15/25	IntS	+110	3.65%	3.678%	$ 99.99963
E	101.87	4.07	-Retained-
===================================================================================================================================

-No Grow-

* WAL to 10% call, 1.5% ABS

* A-2-A and A-2-B will be sized to demand

* A-2-B size will not exceed 50% of the total A-2 class size

-Transaction Details-

Expected Settle	: 02/20/19	Registration	: SEC Registered
First Pay Date	: 03/15/19	ERISA Eligible	: Yes
Expected Ratings	: Fitch, S&P	Min Denoms	: $1k x $1k
Ticker	: SDART 2019-1	Pxing Speed	: 1.5% ABS to 10% Call
Expected Pricing	: PRICED	Bill & Deliver	: Wells Fargo

Available Information:

* Preliminary Prospectus
* Ratings FWP
* DealRoadshow.com: www.dealroadshow.com	Password: SDART20191
* IntexNet/CDI Dealname: wssdart1901	Password: 4U93

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.